June 11, 1996




Mr. Stephen L. Clanton
38 Meadowbrook Country Club Est.
Ballwin, Missouri 63011

Dear Steve:

Following your discussions with Mike Clevy and other senior members of management over the last several weeks, it gives me great pleasure to offer you the position of Senior Vice President and Chief Financial Officer for Inter-City Products Corporation. In this assignment you will be responsible for all financial support functions including Information Technology for Inter-City Products Corporation and all subsidiary groups. In this key management position you will report directly to Mike Clevy, President and Chief Executive Officer.

The compensation, perquisites and relocation assistance associated with the position are as follows:

Salary

     *   $14,167 per month.

Bonus

     * A bonus up to 30% of base salary based on the Corporation meeting its financial objectives and you meeting the specified objectives established for the position in the fiscal year. This assumes the Company meets the Operating Plan goal and you achieve 100% of your MBOs to be established shortly upon you joining the Company.


Mr. Stephen L. Clanton
Page 2
June 11, 1996

Stock Options

     * An award of 45,000 shares subject to the approval of the Toronto Stock Exchange (TSE), you will be immediately eligible to exercise 20% of the shares granted under the Option. Thereafter, 20% per year becomes exercisable for the next four years. In the event the TSE does not approve the plan as submitted, the options will become vested at the rate of 20% after six months and 20% per year thereafter. The strike price will be the closing price listed on the TSE the last day prior to the Directors meeting approving such award.

Car

     * Lease vehicle in accordance with our policies and guidelines for this key management position. You will be eligible to receive a leased vehicle in the Buick Park Avenue, Lincoln Town Car Executive Series or a similar priced vehicle.

Country Club

     * The Company will pay the initiation fee and monthly dues associated with a country club membership.

Pension

     * Automatic participation in our defined benefit pension plan and voluntary participation is available in our employee share ownership savings program (401K).

Life Insurance

     * Automatic participation in accordance with our standard policy and procedures for employees.

Health and Disability

     * Participation in accordance with our standard policy and procedures for employees. You may elect a Health Maintenance Organization (HMO) or a Preferred Provider Organization (PPO) with 90% paid in-network and 80% paid out-of-network.

Vacation

     * Vacation is accrued at the rate of two days per month for ten months during the year in accordance with our standard policy and procedures for executive employees (20 days per calendar year).

Relocation

     *   Relocation of household goods.

     * Reimbursement of usual fees associated with the purchase of a residence in the Nashville areas and sale of your former residence.

     *   Temporary living expenses of 30 days.

     *   Transportation for your spouse for two house-hunting trips.

     * Weekly transportation to and from Missouri during your temporary living period.

Mr. Stephen L. Clanton
Page 3
June 11, 1996

Termination

     * In the event that you are terminated by the Company from the employment of the Company other than for cause, you will receive a base salary and continuation of your health care, automobile lease and club dues for a twelve (12) month period. At the Company's discretion, the payment may be paid as a lump-sum or paid in monthly installments. Further, this payment will be made provided you agree not to work in the employment of another company involved, directly or indirectly, in the design, manufacture or sale of heating and air conditioning equipment for a twelve (12) month period following termination.

We are looking forward to your acceptance of this offer and an employment date of July 1, 1996, but no later than July 15, 1996. You will have 48 hours from the date of receipt of this offer to accept or decline. Further, this offer is conditional on satisfactory reference check by Elan Pratzer & Partners Inc. within 24 hours after we receive notice of your acceptance and upon the satisfactory completion of a routine drug screen which is given to all employees. As a reminder, you should bring a copy of your drivers license and birth certificate when you begin employment since this is required by Inter-City Products Corporation (USA) under the Immigration Act of 1986. Upon acceptance, please sign the extra copy enclosed and return to my office for the files.

If you have any questions or need additional information, please contact me.

Sincerely,

  /s/

Robert C. Henningsen


c:    M. Clevy
      M. Marshall
      E. Pratzer


ACCEPTED:    /s/
          ------------------------------------    ------------------------
          Stephen L. Clanton                      Date

Attachments:  Proxy Statement
              First Quarter 1996 Report
              1995 Annual Report
              Benefits Summary Plan Description